Exhibit 23a

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 24, 2006 and February 27, 2004, relating to the financial statements, which appear in American Skandia Life Assurance Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

PricewaterhouseCoopers LLP

New York, New York

April 17, 2006